Exhibit 99.3

Supplemental Consolidated Financial Statements of Targa Resources Partners LP

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Targa Resources GP LLC, the general partner of Targa Resources Partners LP (“the Partnership”), is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

The management of Targa Resources GP LLC has used the framework set forth in the report entitled “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) to evaluate the effectiveness of the Partnership’s internal control over financial reporting. Based on that evaluation, management has concluded that the Partnership’s internal control over financial reporting was effective as of December 31, 2009.

The effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2009 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears on page 2.

/s/  Rene R. Joyce
Rene R. Joyce
Chief Executive Officer of Targa Resources GP LLC,
the general partner of Targa Resources Partners LP
(Principal Executive Officer)

/s/  Jeffrey J. McParland
Jeffrey J. McParland
Executive Vice President and Chief Financial Officer of Targa Resources GP LLC,
the general partner of Targa Resources Partners LP
(Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of Targa Resources Partners LP:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of changes in owners' equity and of cash flows present fairly, in all material respects, the financial position of Targa Resources Partners LP and its subsidiaries (the "Partnership") at December 31, 2009 and 2008 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Partnership maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Partnership's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Partnership's internal control over financial reporting based on our audits (which were integrated audits in 2009 and 2008). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 16 to the consolidated financial statements, the Partnership has engaged in significant transactions with its parent company, Targa Resources, Inc. and its subsidiaries, related parties.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 3, 2010, except with respect to our opinions on the consolidated financial statements and internal control over financial reporting insofar as it relates to the effects of the acquisition of the Permian and Straddle Systems discussed in Note 2 and change in segment reporting discussed in Note 20, as to which the date is August 9, 2010.

TARGA RESOURCES PARTNERS LP
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$60.4	$95.3
Trade receivables, net of allowances of $7.9 million and $9.2 million	387.8	287.7
Inventory	39.1	72.2
Assets from risk management activities	28.2	99.7
Other current assets	1.6	1.0
Total current assets	517.1	555.9
Property, plant and equipment, at cost	2,488.5	2,402.3
Accumulated depreciation	(504.9)	(380.1)
Property, plant and equipment, net	1,983.6	2,022.2
Long-term assets from risk management activities	10.9	77.1
Investment in unconsolidated affiliate	18.5	18.5
Other long-term assets	20.6	14.3
Total assets	2,550.7	2,688.0
LIABILITIES AND OWNERS' EQUITY
Current liabilities:
Accounts payable to third parties	$173.5	$141.8
Accounts payable to affiliates	57.9	14.1
Accrued liabilities	217.4	163.6
Liabilities from risk management activities	22.1	11.7
Deferred income taxes	-	0.3
Total current liabilities	470.9	331.5
Long-term debt payable to third parties	908.4	696.8
Long-term debt payable to Targa Resources, Inc.	327.0	1,077.7
Long-term liabilities from risk management activities	35.5	9.7
Deferred income taxes	5.8	4.1
Other long-term liabilities	18.4	18.7

Commitments and contingencies (see Note 17)

Owners' equity:
Common unitholders (61,639,846 and 34,652,000 units issued and
outstanding as of December 31, 2009 and 2008)	850.5	769.9
Subordinated unitholders (0 and 11,528,231 units issued and
outstanding as of December 31, 2009 and 2008)	-	(85.2)
General partner (1,257,957 and 942,455 units issued and outstanding
as of December 31, 2009 and 2008)	10.1	5.6

Net parent investment	(51.5)	(227.1)
Accumulated other comprehensive income (loss)	(37.8)	72.2
	771.3	535.4
Noncontrolling interest in subsidiary	13.4	14.1
Total owners' equity	784.7	549.5
Total liabilities and owners' equity	$2,550.7	$2,688.0

See notes to supplemental consolidated financial statements

TARGA RESOURCES PARTNERS LP
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In millions, except per unit data)
Revenues from third parties	$4,375.2	$7,787.2	$7,081.9
Revenues from affiliates	16.0	50.7	21.7
Total operating revenues	4,391.2	7,837.9	7,103.6
Product purchases from third parties	3,488.3	6,779.6	6,158.6
Product purchases from affiliates	321.3	418.1	312.9
Operating expenses	191.1	227.0	209.0
Depreciation and amortization expenses	125.1	119.5	114.3
General and administrative expenses	100.6	85.4	89.8
Other operating (income) expense	(0.7)	5.4	(0.1)
Income from operations	165.5	202.9	219.1
Other income (expense):
Interest expense from affiliate	(66.6)	(82.4)	(81.7)
Interest expense allocated from Parent	-	-	(19.4)
Other interest expense, net	(52.0)	(37.9)	(21.5)
Equity in earnings of unconsolidated investment	5.0	3.9	3.5
Gain (loss) on debt repurchases	(1.5)	13.1	-
Gain (loss) on mark-to-market derivative instruments	(15.2)	30.6	(61.9)
Other	0.7	12.9	(0.8)
Income before income taxes	35.9	143.1	37.3
Income tax expense:
Current	(0.3)	(0.8)	(0.8)
Deferred	(0.9)	(2.1)	(2.1)
	(1.2)	(2.9)	(2.9)
Net income	34.7	140.2	34.4
Less: Net income attributable to noncontrolling interest	2.2	0.3	0.1
Net income attributable to Targa Resources Partners LP	$32.5	$139.9	$34.3

Net income (loss) attributable to predecessor operations	$(21.9)	$48.4	$6.2
Net income attributable to general partner	10.4	7.0	0.6
Net income allocable to limited partners	44.0	84.5	27.5
Net income attributable to Targa Resources Partners LP	$32.5	$139.9	$34.3

Net income per limited partner unit - basic and diluted	$0.86	$1.83	$0.81
Weighted average limited partner units outstanding - basic and diluted	51.2	46.2	34.0

See notes to supplemental consolidated financial statements

TARGA RESOURCES PARTNERS LP
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2009	2008	2007
	(In millions)

Net income	$34.7	$140.2	$34.4
Other comprehensive income (loss):
Commodity hedging contracts:
Change in fair value	(72.6)	129.9	(105.6)
Reclassification adjustment for settled periods	(45.7)	33.7	1.0
Related income taxes	-	-	0.3
Interest rate hedges:
Change in fair value	(2.1)	(19.0)	(1.7)
Reclassification adjustment for settled periods	10.4	2.7	(0.2)
Foreign currency translation adjustment	-	(1.8)	1.9
Other comprehensive income (loss)	(110.0)	145.5	(104.3)
Comprehensive income (loss)	(75.3)	285.7	(69.9)
Less: Comprehensive income attributable to noncontrolling interest	2.2	0.3	0.1
Comprehensive income (loss) attributable to Targa Resources Partners LP	$(77.5)	$285.4	$(70.0)

See notes to supplemental consolidated financial statements

TARGA RESOURCES PARTNERS LP
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN OWNERS' EQUITY

				Accumulated
				Other
	Limited Partners		General	Comprehensive	Net Parent	Noncontrolling
	Common	Subordinated	Partner	Income (Loss)	Investment	Interest	Total
	(In millions)
Balance, December 31, 2006	$-	$-	$-	$31.3	$425.4	$13.4	$470.1
Contribution from Parent, net	-	-	-	(0.3)	194.8	-	194.5
Book value of net assets transferred
under common control	-	(83.7)	(4.1)	-	(642.0)	-	(729.8)
Issuance of units to public (including underwriter
over-allotment), net of offering and other costs	771.8	-	8.4	-	-	-	780.2
Amortization of equity awards	0.2	-	-	-	-	-	0.2
Distributions to unitholders	(20.9)	(9.7)	(0.6)	-	-	-	(31.2)
Net income	19.1	8.4	0.6	-	6.2	0.1	34.4
Other comprehensive loss	-	-	-	(104.3)	-	-	(104.3)
Balance, December 31, 2007	770.2	(85.0)	4.3	(73.3)	(15.6)	13.5	614.1
Amortization of equity awards	0.3	-	-	-	-	-	0.3
Distributions to unitholders	(64.0)	(21.3)	(5.7)	-	-	-	(91.0)
Distribution to Parent	-	-	-	-	(259.9)	-	(259.9)
Contribution from noncontrolling interest	-	-	-	-	-	0.3	0.3
Net income (loss)	63.4	21.1	7.0	-	48.4	0.3	140.2
Other comprehensive income	-	-	-	145.5	-	-	145.5
Balance, December 31, 2008	769.9	(85.2)	5.6	72.2	(227.1)	14.1	549.5
Issuance of common units:
Equity offering	103.1	-	2.2	-	-	-	105.3
Acquisition related	129.8	-	2.7	-	-	-	132.5
Contribution (distribution) under common control	(7.7)	-	(0.2)	-	7.2	-	(0.7)
Distributions to Parent	-	-	-	-	(97.0)	(2.6)	(99.6)
Settlement of affiliated indebtedness	-	-	-	-	287.3	-	287.3
Distributions to noncontrolling interest	-	-	-	-	-	(0.3)	(0.3)
Amortization of equity awards	0.3	-	-	-	-	-	0.3
Other comprehensive loss	-	-	-	(110.0)	-	-	(110.0)
Conversion of subordinated units	(97.6)	97.6	-	-	-	-	-
Net income (loss)	44.5	(0.5)	10.4	-	(21.9)	2.2	34.7
Distributions to unitholders	(91.8)	(11.9)	(10.6)	-	-	-	(114.3)
Balance, December 31, 2009	$850.5	$-	$10.1	$(37.8)	$(51.5)	$13.4	$784.7

See notes to supplemental consolidated financial statements

TARGA RESOURCES PARTNERS LP
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Cash flows from operating activities
Net income	$34.7	$140.2	$34.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization in interest expense	3.8	2.1	1.8
Amortization in general and administrative expense	0.3	0.4	0.2
Interest expense on affiliate indebtedness	66.6	82.4	81.7
Depreciation and other amortization expense	125.1	119.5	114.3
Accretion of asset retirement obligations	1.2	1.0	0.8
Deferred income tax expense	0.9	2.1	2.1
Equity in earnings of unconsolidated investments, net
of distributions	-	0.8	0.4
Risk management activities	62.5	(109.3)	55.6
Loss (gain) on debt repurchases	1.5	(13.1)	-
Gain on sale of assets	-	(5.9)	(0.2)
Changes in operating assets and liabilities:
Receivables and other assets	(90.4)	691.1	(72.9)
Inventory	23.3	75.4	(28.6)
Accounts payable and other liabilities	124.4	(587.5)	194.8
Net cash provided by operating activities	353.9	399.2	384.4
Cash flows from investing activities
Outlays for property, plant and equipment	(83.0)	(98.7)	(97.9)
Other, net	0.1	0.2	2.3
Net cash used in investing activities	(82.9)	(98.5)	(95.6)
Cash flows from financing activities
Proceeds from borrowings under credit facility	569.2	185.3	721.3
Repayments of credit facility	(577.6)	(323.8)	(95.0)
Proceeds from issuance of senior notes	237.4	250.0	-
Repurchases of senior notes	(18.9)	(26.8)	-
Increase in affiliated indebtedness	-	3.4	13.0
Repayment of affiliated indebtedness	(397.5)	-	(665.7)
Proceeds from equity offerings	103.1	-	777.5
Distributions to unitholders	(114.3)	(91.0)	(31.2)
General partner contributions	2.2	-	-
Costs incurred in connection with public offerings	-	(0.1)	(4.6)
Costs incurred in connection with financing arrangements	(9.6)	(7.1)	(7.5)
Parent distributions	(99.6)	(259.9)	(944.8)
Contribution from (distribution to) noncontrolling interest	(0.3)	0.3	-
Net cash used in financing activities	(305.9)	(269.7)	(237.0)
Net change in cash and cash equivalents	(34.9)	31.0	51.8
Cash and cash equivalents, beginning of year	95.3	64.3	12.5
Cash and cash equivalents, end of year	$60.4	$95.3	$64.3

See notes to supplemental consolidated financial statements

TARGA RESOURCES PARTNERS LP
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are stated in millions of dollars.

Note 1—Organization and Operations

Targa Resources Partners LP, together with its subsidiaries, is a publicly traded Delaware limited partnership formed on October 26, 2006 by Targa Resources, Inc. (“Targa” or “Parent”). Our common units are listed on the New York Stock Exchange under the symbol “NGLS.” In this report, unless the context requires otherwise, references to “we,” “us,” “our” or the “Partnership” are intended to mean the business and operations of Targa Resources Partners LP and its consolidated subsidiaries. References to “TRP LP” are intended to mean and include Targa Resources Partners LP, individually, and not on a consolidated basis.

Our business operations consist of natural gas gathering and processing, and the fractionating, storing, terminalling, transporting, distributing and marketing of natural gas liquids (“NGLs”). We report our results of operations in two divisions: (i) Natural Gas Gathering and Processing, consisting of two segments – (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) NGL Logistics and Marketing consisting of two segments – (a) Logistics Assets and (b) Marketing and Distribution.

Our gathering and processing assets are located in the Fort Worth Basin/Bend Arch in North Texas, the Permian Basin in West Texas and the onshore and offshore coastal regions of Louisiana.

Our NGL logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana, with terminals and transportation assets across the U.S. See Note 20.

Targa Resources GP LLC is a Delaware single-member limited liability company, formed in October 2006 to own a 2% general partner interest in us. Its primary business purpose is to manage our affairs and operations. Targa Resources GP LLC is an indirect wholly-owned subsidiary of Targa. As of December 31, 2009, Targa and its subsidiaries own a 33.89% interest in the Partnership in the form of 1,257,957 general partner units and 20,055,846 common units.

Targa sold or conveyed its ownership interests in the following assets, liabilities and operations to us on the dates indicated:

•	February 14, 2007 – North Texas System;

•	October 24, 2007 – San Angelo (“SAOU”) System and Louisiana (“LOU”) System;

•	September 24, 2009 – Downstream Business (See Note 5); and

•	April 27, 2010 – Permian and Straddle Systems (See Note 5).

For periods prior to the above acquisition dates, we refer to the operations, assets and liabilities of these conveyances collectively as our “predecessors.”

Note 2—Basis of Presentation

We have prepared these supplemental consolidated financial statements to update the financial statements and financial information included in our Annual Report on Form 10-K for the year ended December 31, 2009 to reflect our acquisition of the Permian and Straddle Systems, a transfer of assets under common control.

We have prepared the supplemental consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial results of our predecessors may not necessarily be indicative of the conditions that would have existed or the results of operations if our predecessors had been operated as unaffiliated entities.

We have prepared the separate financial results of our predecessors from the records maintained by Targa and eliminated all significant intercompany transactions. We have included allocations of corporate general and administrative expense, interest expense and the financial effects of certain commodity derivative contracts. Transactions among us and other Targa operations have been identified in these supplemental consolidated financial statements as transactions among affiliates. See Note 16. All of the allocations are not necessarily indicative of the costs and expenses that would have resulted had we been operated as stand-alone entities.

We are required by GAAP to record the conveyances described in Note 1 based on Targa historical amounts, assuming that the acquisitions occurred at the date they qualified as entities under common control (October 31, 2005) following the acquisition of the SAOU and LOU System. We recognize the difference between our acquisition cost and the Targa basis in the net assets as an adjustment to owners’ equity. We have retrospectively adjusted the financial statements, footnotes and other financial information presented for any period affected by common control accounting to reflect the results of the combined entities.

The retrospective adjustment resulted in all the footnotes and other financial information being updated to reflect the acquisition, including: Acquisitions under Common Control (Note 5), Property, Plant and Equipment (Note 7), Debt Obligations (Note 10), Insurance Claims (Note 12), Derivative Instruments and Hedging Activities (Note 15), Related-Party Transactions (Note 16), Fair Value Measurements (Note 19), Segment Information (Note 20), Other Operating Income (Note 21), and Selected Quarterly Financial Data (Note 24).

Note 3—Out of Period Adjustment

During 2009, we recorded an adjustment related to prior periods which increased our revenue, income before income taxes and net income for 2009 by $1.8 million. The adjustment related to natural gas sales transactions which occurred during 2006. After evaluating the quantitative and qualitative aspects of the error, we concluded that our previously issued financial statements were not materially misstated and the effect of recognizing the adjustment in the 2009 financial statements was not material to our results of operations, financial position or cash flows.

Note 4—Significant Accounting Policies

Consolidation Policy. Our supplemental consolidated financial statements include our accounts and those of our majority-owned subsidiaries in which we have a controlling interest. Noncontrolling interest represents third party ownership in the net assets of our consolidated subsidiary, Cedar Bayou Fractionators (“CBF”). For financial reporting purposes, the assets and liabilities of CBF are consolidated in whole with any third party investor’s share of net assets reported as a component of owners’ equity. In the statements of operations and comprehensive income, noncontrolling interest reflects the third party investor’s share of CBF earnings and other comprehensive income. Distributions to, and contributions from, the third party investor are reported as adjustments to the noncontrolling interest owners’ equity.

We hold varying undivided interests in various gas processing facilities in which we are responsible for our proportionate share of the costs and expenses of the facilities. Our consolidated financial statements reflect our proportionate share of the revenues, expenses, assets and liabilities of these undivided interests.

We follow the equity method of accounting if our ownership interest is between 20% and 50% and we exercise significant influence over the operating and financial policies of the investee.

Cash and Cash Equivalents. Cash and cash equivalents include all cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value.

Allowance for Doubtful Accounts. Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, we make judgments regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.

Inventory. Our product inventories consist primarily of NGLs. Most product inventories turn over monthly, but some inventory, primarily propane, is acquired and held during the year to meet anticipated heating season requirements of our customers. Product inventories are valued at the lower of cost or market using the average cost method.

Product Exchanges. Exchanges of NGL products are executed to satisfy timing and logistical needs of the exchanging parties. Volumes received and delivered under exchange agreements are recorded as inventory. If the locations of receipt and delivery are in different markets, a price differential may be billed or owed. The price differential is recorded as either accounts receivable or accrued liabilities.

Gas Processing Imbalances. Quantities of natural gas and/or NGLs over-delivered or under-delivered related to certain gas plant operational balancing agreements are recorded monthly as inventory or as a payable using weighted average prices as of the time the imbalance was created. Inventory imbalances receivable are valued at the lower of cost or market; inventory imbalances payable are valued at replacement cost. These imbalances are settled either by current cash-out settlements or by adjusting future receipts or deliveries of natural gas or NGLs.

Derivative Instruments. We employ derivative instruments to manage the volatility of cash flows due fluctuating energy prices and interest rates. All derivative instruments not qualifying for the normal purchase and normal sale exception are recorded on the balance sheets at fair value. The treatment of the periodic changes in fair value will depend on whether the derivative is designated and effective as a hedge for accounting purposes. We have designated certain downstream liquids marketing contracts that meet the definition of a derivative as normal purchases and normal sales which, under GAAP, are not accounted for as derivatives.

If a derivative qualifies for hedge accounting and is designated as a cash flow hedge, the effective portion of the unrealized gain or loss on the derivative is deferred in Accumulated Other Comprehensive Income (“AOCI”), a component of owners’ equity, and reclassified to earnings when the forecasted transaction occurs. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged. As such, we include the cash flows from commodity derivative instruments in revenues and from interest rate derivative instruments in interest expense.

If a derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. The ultimate gain or loss on the derivative transaction upon settlement is also recognized as a component of other income and expense.

Targa has allocated to us a portion of our predecessor’s cash flows under its corporate wide hedging program. All of these derivatives are recorded on the balance sheets at fair value. As we were not a direct party to those hedge transactions, we do not apply hedge accounting. Therefore, changes in the unrealized fair value of these allocated hedges are recognized currently on a mark-to-market basis in earnings as a component of other income and expense. Upon the conveyance of the predecessor’s business, we will legally incorporate these cash flow hedges into our hedge accounting program either by executing a new hedge in our name or obtaining a hedge contract novation from the counterparty to the Targa hedge.

We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. This documentation includes the specific identification of the hedging instrument and the hedged item, the nature of the risk being hedged and the manner in which the hedging instrument’s effectiveness will be assessed. At the inception of the hedge, and on an ongoing basis, we assess whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. We measure hedge ineffectiveness on a quarterly basis and reclassify any ineffective portion of the unrealized gain or loss to earnings in the current period.

We will discontinue hedge accounting on a prospective basis when a hedge instrument is terminated or ceases to be highly effective. Gains and losses deferred in AOCI related to cash flow hedges for which hedge accounting has been discontinued remain deferred until the forecasted transaction occurs. If it is no longer probable that a hedged forecasted transaction will occur, deferred gains or losses on the hedging instrument are reclassified to earnings immediately.

For balance sheet classification purposes, we analyze the fair values of the derivative contracts on a deal by deal basis.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures to refurbish assets that extend the useful lives or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset or major asset component.

Our determination of the useful lives of property, plant and equipment requires us to make various assumptions, including the supply of and demand for hydrocarbons in the markets served by our assets, normal wear and tear of the facilities, and the extent and frequency of maintenance programs.

We capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs. Upon disposition or retirement of property, plant and equipment, any gain or loss is charged to operations.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. Asset recoverability is measured by comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. If the carrying amount exceeds the expected future undiscounted cash flows we recognize an impairment loss to write down the carrying amount of the asset to its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment and the recognition of an impairment loss in our consolidated statements of operations.

Asset retirement obligations (“AROs”). AROs are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. We depreciate the capitalized ARO using the straight-line method over the period during which the related long-lived asset is expected to provide benefits. After the initial period of ARO recognition, we revise the ARO to reflect the passage of time or revisions to the amounts of estimated cash flows or their timing.

Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date; therefore, the present values of the discounted future settlement amount increases. We record these changes as a period cost called accretion expense. Changes resulting from revisions to the timing or the amount of estimated future asset retirement costs increase or decrease the carrying amounts of the ARO asset and liability. Upon settlement, we will recognize a gain or loss to the extent that the settlement cost differs from the recorded ARO amount. See Note 9.

Debt Issue Costs. Costs incurred in connection with the issuance of long-term debt are deferred and charged to interest expense over the term of the related debt.

Revenue Recognition. Our primary types of sales and service activities reported as operating revenues include:

•	sales of natural gas, NGLs and condensate;

•	natural gas processing, from which we generate revenues through the compression, gathering, treating, and processing of natural gas; and

•	NGL fractionation, terminalling and storage, transportation and treating.

We recognize revenues when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, if applicable, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.

For processing services, we receive either fees or a percentage of commodities as payment for these services, depending on the type of contract. Under fee-based contracts, we receive a fee based on throughput volumes. Under percent-of-proceeds contracts, we receive either an agreed upon percentage of the actual proceeds that we receive from our sales of the residue natural gas and NGLs or an agreed upon percentage based on index related prices for the natural gas and NGLs. Percent-of-value and percent-of-liquids contracts are variations on this arrangement. Under keep-whole contracts, we keep the NGLs extracted and return the processed natural gas or value of the natural gas to the producer. A significant portion of our Straddle plant processing contracts are hybrid contracts under which settlements are made on a percent-of-liquids basis or a fee basis, depending on market conditions. Natural gas or NGLs that we receive for services or purchase for resale are in turn sold and recognized in accordance with the criteria outlined above. These contracts can be either index-based or fixed price contracts.

We generally report revenues gross in our consolidated statements of operations. Except for fee-based contracts, we act as the principal in the transactions where we receive commodities, take title to the natural gas and NGLs, and incur the risks and rewards of ownership.

Environmental Liabilities. Liabilities for loss contingencies, including environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. See Note 17.

Unit-Based Employee Compensation. We award share-based compensation to non-management directors in the form of restricted common units, which are deemed to be equity awards. Compensation expense on restricted common units is measured by the fair value of the award at the date of grant. Compensation expense is recognized in general and administrative expense over the requisite service period of each award. See Note 14.

Comprehensive Income. Comprehensive income includes net income and other comprehensive income (“OCI”), which includes unrealized gains and losses on derivative instruments that are designated as hedges, and currency translation adjustments.

Income Taxes. We are not subject to federal income taxes. For federal income tax purposes our earnings or losses are included in the tax returns of our individual partners. However, we are subject to a Texas margin tax, consisting generally of a 1% tax on the amount by which total revenues exceed cost of goods sold, as apportioned to Texas.

Net Income per Limited Partner Unit. Net income attributable to Targa Resources Partners LP is allocated to the general partner and the limited partners (common unitholders) in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income by the weighted average number of outstanding limited partner units during the period.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are classified as participating securities and are included in our computation of basic and diluted net income per limited partner unit.

We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit using the two-class method. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

The two-class method does not impact our overall net income or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit. We have no dilutive securities, therefore basic and diluted net income per unit are the same.

Use of Estimates. When preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management must make estimates and assumptions based on information available at the time. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosures of contingent assets and liabilities as of the date of the financial statements. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenues, product purchases and operating and general and administrative costs (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results, therefore, could differ materially from estimated amounts.

Accounting Pronouncements Recently Adopted

Financial Accounting Standards Board (“FASB”) Codification

In June 2009, FASB issued the FASB Accounting Standards Codification (the “Codification” or “ASC”) as the source of authoritative GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. As of the effective date, the Codification supersedes all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification has become non-authoritative.

FASB no longer issues new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). FASB will not consider ASUs as authoritative in their own right. They will serve only to update the Codification, provide background information about the guidance, and provide the basis for conclusions on changes in the Codification.

Fair Value Measurements

In September 2006, FASB issued guidance regarding fair value measurement that defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This guidance applies to previous accounting guidance that requires or permits fair value measurements, and accordingly, does not require any new fair value measurements. The guidance was initially effective as of January 1, 2008, but in February 2008, FASB delayed until periods beginning after November 15, 2008 the effective date for applying the guidance to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted the guidance as of January 1, 2008 with respect to financial assets and liabilities within its scope and the impact was not material to our financial statements. As of January 1, 2009, nonfinancial assets and nonfinancial liabilities were also required to be measured at fair value. The adoption of these additional provisions did not have a material impact on our financial statements. See Note 19.

In April 2009, FASB issued guidance for determining fair values when there is no active market or where the price inputs being used represent distressed sales. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. We adopted the guidance as of June 30, 2009. There have been no material financial statement implications relating to our adoption.

In April 2009, FASB issued guidance that requires disclosures of fair value for any financial instruments not currently reflected at fair value on the balance sheets for all interim periods. We adopted these provisions as of June 30, 2009. There have been no material financial statement implications relating to this adoption. See Note 18.

In January 2010, FASB issued guidance that requires additional disclosures about fair value measurements including transfers in and out of Levels 1 and 2 and a higher level of disaggregation for the different types of financial instruments. For the reconciliation of Level 3 fair value measurements, information about purchases, sales, issuances and settlements should be presented separately. This guidance is effective for annual and interim reporting periods beginning after December 15, 2009 for most of the new disclosures and for periods beginning after December 15, 2010 for the new Level 3 disclosures. Comparative disclosures are not required in the first year the disclosures are required. Our adoption did not have a material impact on our consolidated financial statements.

Business Combinations

In December 2007, FASB issued guidance that requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed and requires the acquirer to disclose certain information related to the nature and financial effect of the business combination. It also establishes principles and requirements for how an acquirer recognizes any noncontrolling interest in the acquiree and the goodwill acquired in a business combination. This guidance was effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009. For any business combination that takes place subsequent to January 1, 2009, this guidance may have a material impact on our financial statements. The nature and extent of any such impact will depend upon the terms and conditions of the transaction. This guidance did not apply to our acquisitions of the Downstream Business or the Permian and Straddle Systems as they represent transfers of net assets between entities under common control.

In April 2009, FASB issued guidance that amends and clarifies application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This update is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after January 1, 2009. There have been no material financial statement implications relating to the adoption of this update.

Other

In December 2007, FASB issued guidance that requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated statement of financial position, to clearly identify consolidated net income attributable to the parent and to the noncontrolling interest on the face of the consolidated statement of income, and to provide sufficient disclosure that clearly identifies and distinguishes between the interest of the parent and the interests of noncontrolling owners. It also establishes accounting and reporting standards for changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. We adopted these amended provisions effective January 1, 2009, which required retrospective reclassification of our consolidated financial statements for all periods presented in this filing. As a result of adoption, we have reclassified our noncontrolling interest (formerly minority interest) on our consolidated balance sheets, from a component of liabilities to a component of equity and have also reclassified net income attributable to noncontrolling interest on our consolidated statements of operations, to below net income for all periods presented. Furthermore, we have displayed the portion of other comprehensive income that is attributable to the noncontrolling interest within our consolidated statements of comprehensive income.

In March 2008, FASB issued guidance as to how a master limited partnership (“MLP”) should allocate and present earnings per unit using the two-class method when the MLP’s partnership agreement contains incentive distribution rights. Under the two-class method, current period earnings are allocated to the partners according to the distribution formula for available cash set forth in the MLP’s partnership agreement. Our adoption of this guidance on January 1, 2009, did not impact our consolidated financial position, results of operations or cash flows, or our basic and diluted net income per unit.

In June 2008, FASB issued guidance that requires us to retrospectively adjust our earnings per unit data that result in us recognizing unvested unit-based payment awards as participating units in our basic earnings per unit calculation. Our adoption of this guidance on adopted January 1, 2009 did not have a material impact on our computation of basic can diluted net income per unit.

In May 2009, FASB issued guidance that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance sets forth (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim and annual periods ended after June 15, 2009 and should be applied prospectively. Our adoption did not have a material impact on our financial statements.

In June 2009, the SEC Staff issued guidance that amends or rescinds portions of the SEC staff’s interpretive guidance included in the Staff Accounting Bulletin Series in order to make the relevant interpretive guidance consistent with the ASC. Our adoption did not have a material impact on our consolidated financial statements.

In December 2009, the FASB amended consolidation guidance for variable interest entities (“VIEs”). VIEs are entities whose equity investors do not have sufficient equity capital at risk such that the entity cannot finance its own activities. When a business has a controlling financial interest in a VIE, the assets, liabilities and profit or loss of that entity must be included in consolidation. A business enterprise must consolidate a VIE when that enterprise has a variable interest that will cover most of the entity’s expected losses and/or receive most of the entity’s anticipated residual return. The new guidance, among other things, eliminates the scope exception for qualifying special-purpose entities, amends certain guidance for determining whether an entity is a VIE, expands the list of events that trigger reconsideration of whether an entity is a VIE, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, requires continuous assessments of whether a company is the primary beneficiary of a VIE and requires enhanced disclosures about a company’s involvement with a VIE. This guidance is effective for us on January 1, 2010 and early adoption is prohibited. At December 31, 2009, we had not identified any interests which qualified as VIEs and our adoption of this new guidance is not expected to have a material impact on our financial statements.

Note 5—Acquisitions under Common Control

On September 24, 2009, we acquired Targa’s interests in the Downstream Business for $530.0 million in the form of $397.5 million in cash and $132.5 million in partnership interests represented by 174,033 general partner units and 8,527,615 common units. This consideration was used to repay $530.0 million of affiliated indebtedness. Targa contributed the remaining $287.3 million of affiliated indebtedness as a capital contribution. See Note 10.

On April 27, 2010, we acquired Targa’s interests in its Permian and Straddle Systems for $420.0 million, effective April 1, 2010. We financed this acquisition substantially through borrowings under our senior secured revolving credit facility. The total consideration was used to repay outstanding affiliated indebtedness of $332.8 million, with the remaining $87.2 million reported as a parent distribution.

The following tables present the impact of combining the Permian and Straddle Systems on our supplemental consolidated financial position and supplemental consolidated results of operations for the dates and periods indicated:

	December 31, 2009
	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
Current assets	$455.0	$112.0	$(49.9)	$517.1
Property, plant and equipment, net	1,678.5	305.1	-	1,983.6
Other assets	47.4	2.6	-	50.0
Total assets	$2,180.9	$419.7	$(49.9)	$2,550.7

Current liabilities	$395.9	$124.9	$(49.9)	$470.9
Long-term debt	908.4	327.0	-	1,235.4
Other long-term liabilities	40.4	19.3	-	59.7

Owners of Targa Resources Partners LP	822.8	-	-	822.8
Net parent investment	-	(51.5)		(51.5)
Noncontrolling interest in subsidiary	13.4	-	-	13.4
Total owners' equity	836.2	(51.5)	-	784.7
Total liabilities and owners' equity	$2,180.9	$419.7	$(49.9)	$2,550.7

	December 31, 2008
	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
Current assets	$496.2	$68.4	$(8.7)	$555.9
Property, plant and equipment, net	1,719.1	303.1	-	2,022.2
Other assets	99.5	10.4	-	109.9
Total assets	$2,314.8	$381.9	$(8.7)	$2,688.0

Current liabilities	$271.8	$68.4	$(8.7)	$331.5
Long-term debt	1,470.7	303.8	-	1,774.5
Other long-term liabilities	19.2	13.3	-	32.5

Owners of Targa Resources Partners LP	762.5	-	-	762.5
Net parent investment	(223.5)	(3.6)	-	(227.1)
Noncontrolling interest in subsidiary	14.1	-	-	14.1
Total owners' equity	553.1	(3.6)	-	549.5
Total liabilities and owners' equity	$2,314.8	$381.9	$(8.7)	$2,688.0

	Year Ended December 31, 2009
	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
Revenues	$4,095.6	$1,035.9	$(740.3)	$4,391.2
Costs and expenses:
Product purchases	3,585.6	937.0	(713.0)	3,809.6
Operating expenses	185.1	33.3	(27.3)	191.1
Depreciation and amortization expenses	101.2	23.9	-	125.1
General and administrative expenses and other	78.1	21.8	-	99.9
	3,950.0	1,016.0	(740.3)	4,225.7
Income from operations	145.6	19.9	-	165.5
Other income (expense):
Interest expense	(95.4)	(23.2)	-	(118.6)
Other income (expense)	5.0	(16.0)	-	(11.0)
Income tax expense	(1.0)	(0.2)	-	(1.2)
Net income (loss)	54.2	(19.5)	-	34.7
Less: Net income attributable to noncontrolling interest	2.2	-	-	2.2
Net income (loss) attributable to Targa Resources Partners LP	$52.0	$(19.5)	$-	$32.5

Net loss attributable to predecessor operations	$(2.4)	$(19.5)	$-	$(21.9)
Net income allocable to partners	54.4	-	-	54.4

	Year Ended December 31, 2008
	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
Revenues	$7,502.1	$1,793.9	$(1,458.1)	$7,837.9
Costs and expenses:
Product purchases	6,950.8	1,645.7	(1,398.8)	7,197.7
Operating expenses	254.0	32.3	(59.3)	227.0
Depreciation and amortization expenses	97.8	21.7	-	119.5
General and administrative expenses and other	67.7	23.1	-	90.8
	7,370.3	1,722.8	(1,458.1)	7,635.0
Income from operations	131.8	71.1	-	202.9
Other income (expense):
Interest expense	(97.1)	(23.2)	-	(120.3)
Other income	17.4	43.1	-	60.5
Income tax expense	(2.4)	(0.5)	-	(2.9)
Net income	49.7	90.5	-	140.2
Less: Net income attributable to noncontrolling interest	0.3	-	-	0.3
Net income attributable to Targa Resources Partners LP	$49.4	$90.5	$-	$139.9

Net income (loss) attributable to predecessor operations	$(42.1)	$90.5	$-	$48.4
Net income allocable to partners	91.5	-	-	91.5

	Year Ended December 31, 2007
	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
Revenues	$6,843.7	$1,532.4	$(1,272.5)	$7,103.6
Costs and expenses:
Product purchases	6,302.0	1,396.8	(1,227.3)	6,471.5
Operating expenses	219.6	34.6	(45.2)	209.0
Depreciation and amortization expenses	93.5	20.8	-	114.3
General and administrative expenses and other	63.7	26.0	-	89.7
	6,678.8	1,478.2	(1,272.5)	6,884.5
Income from operations	164.9	54.2	-	219.1
Other expense:
Interest expense	(99.4)	(23.2)	-	(122.6)
Other expense	(27.8)	(31.4)	-	(59.2)
Income tax expense	(2.5)	(0.4)	-	(2.9)
Net income (loss)	35.2	(0.8)	-	34.4
Less: Net income attributable to noncontrolling interest	0.1	-	-	0.1
Net income (loss) attributable to Targa Resources Partners LP	$35.1	$(0.8)	$-	$34.3

Net income (loss) attributable to predecessor operations	$7.0	$(0.8)	$-	$6.2
Net income allocable to partners	28.1	-	-	28.1

Note 6—Inventory

Due to fluctuating commodity prices for natural gas liquids, we occasionally recognize lower of cost or market adjustments when the carrying values of our inventories exceeds their net realizable value. These non-cash adjustments are charged to product purchases in the period they are recognized, with the related cash impact in the subsequent period of sale. For 2009, we did not recognize an adjustment to the carrying value of our NGL inventory. As of December 31, 2008 and 2007, we recognized $6.0 million and $0.2 million to reduce the carrying value of NGL inventory to its net realizable value.

Note 7—Property, Plant and Equipment

Property, plant and equipment, at cost, and the related estimated useful lives of the assets were as follows as of the dates indicated:

	December 31,		Estimated useful lives
	2009	2008	(In years)
Gathering systems	$1,437.2	$1,384.1	5 to 20
Processing and fractionation facilities	555.7	515.4	5 to 25
Terminalling and natural gas liquids storage facilities	238.5	221.9	5 to 25
Transportation assets	165.5	159.3	10 to 25
Other property, plant and equipment	26.4	23.7	3 to 25
Land	50.0	50.0	-
Construction in progress	15.2	47.9	-
	$2,488.5	$2,402.3

Note 8—Investment in Unconsolidated Affiliate

Our unconsolidated investment consists of a 38.75% ownership interest in Gulf Coast Fractionators LP (“GCF”).

The following table shows the activity related to our unconsolidated investment in GCF for the years indicated:

	Year Ended December 31,
	2009	2008	2007
Beginning of period	$18.5	$19.2	$19.6
Equity in earnings	5.0	3.9	3.5
Cash distributions	(5.0)	(4.6)	(3.9)
End of period	$18.5	$18.5	$19.2

Our allocated cost basis of GCF at our acquisition date was less than our partnership equity balance by approximately $5.2 million. This basis difference is being amortized over the estimated useful life of the underlying fractionating assets (25 years) on a straight-line basis, and is included as a component of our equity in earnings of unconsolidated investments.

Pursuant to the Purchase and Sales Agreement of the Downstream Business acquisition, Targa is entitled to receive cumulative distributions made after September 23, 2009 of up to $4.6 million. As of December 31, 2009, Targa was entitled to $2.3 million of GCF future distributions.

Note 9—Asset Retirement Obligations

Our asset retirement obligations are included in our consolidated balance sheets as a component of other long-term liabilities. The changes in our aggregate asset retirement obligations are as follows:

	Year Ended December 31,
	2009	2008	2007
Beginning of period	$14.2	$10.8	$9.9
Liabilities settled	-	(0.2)	-
Change in cash flow estimate	-	2.6	0.1
Accretion expense	1.2	1.0	0.8
End of period	$15.4	$14.2	$10.8

Note 10—Debt Obligations

Consolidated debt obligations consisted of the following as of the dates indicated:

	December 31,
	2009	2008
Targa Resources Partners LP:
Senior secured revolving credit facility, variable rate, due February 2012	$479.2	$487.7
Senior unsecured notes, 8¼% fixed rate, due July 2016	209.1	209.1
Senior unsecured notes, 11¼% fixed rate, due July 2017	231.3	-
Unamortized discounts, net of premiums	(11.2)	-
Targa Downstream LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $0 and $175,343)	-	744.0
Targa LSNG LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $0 and $4,281)	-	29.9
Targa Permian LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $36,246 and $24,164)	170.2	158.1
Targa Straddle LP:
Note payable to Parent, 10% fixed rate, due December 2011 (including
accrued interest of $33,408 and $22,272)	156.8	145.7
	$1,235.4	$1,774.5

Letters of credit issued	$108.4	$123.7

Credit Agreement

On February 14, 2007, we entered into a credit agreement which provided for a five-year $500 million credit facility with a syndicate of financial institutions. On October 24, 2007, we entered into the First Amendment to Credit Agreement which allows us to request commitments under the credit agreement, as supplemented and amended, up to $1 billion. In October 2008, Lehman Bank defaulted on a borrowing request under our senior secured credit facility. Lehman’s commitment under the facility is $19.0 million and is currently unfunded which effectively reduces our total commitments under our credit facility by $19.0 million. Including the Lehman commitment, we currently have $977.5 million committed under the senior secured credit facility, leaving an additional $22.5 million of available commitments.

The credit facility bears interest at our option, at (1) the higher of the lender’s prime rate or the federal funds rate plus 0.5%, plus an applicable margin ranging from 0% to 1.25% dependent on our total leverage ratio, or (2) LIBOR plus an applicable margin ranging from 1.0% to 2.25% dependent on our total leverage ratio. Our credit facility is secured by substantially all of our assets. During 2009 we paid interest on this variable rate obligation ranging from 1.2% to 4.5% resulting in a weighted average interest rate of 1.7%. As described in Note 15, we have executed interest rate derivative contracts to fix the interest rate on this variable rate obligation.

Our senior secured credit facility restricts our ability to make distributions of available cash to unitholders if a default or an event of default has occurred and is continuing. The senior secured credit facility requires us to maintain a leverage ratio (the ratio of consolidated indebtedness to our consolidated EBITDA) of less than or equal to 5.50 to 1.00 and a senior secured indebtedness ratio (the ratio of senior secured indebtedness to consolidated EBITDA) of less than or equal to 4.50 to 1.00, each subject to certain adjustments. The senior secured credit facility also requires us to maintain an interest coverage ratio (the ratio of our consolidated EBITDA to our consolidated interest expense) of greater than or equal to 2.25 to 1.00 determined as of the last day of each quarter for the four-fiscal quarter period ending on the date of determination, as well as upon the occurrence of certain events, including the incurrence of additional permitted indebtedness. In conjunction with a material acquisition, we have the option to increase the leverage ratio to 6.00 to 1.00 and to increase the senior secured indebtedness ratio to 5.00 to 1.00 for a period of up to a year.

Senior Unsecured Notes

We have two issues of unsecured senior notes under Rule 144A and Regulation S of the Securities Act of 1933. On June 18, 2008, we privately placed $250 million in aggregate principal amount at par value of 8¼% senior notes due 2016 (the “8¼% Notes”). On July 6, 2009, we privately placed $250 million in aggregate principal amount of 11¼% senior notes due 2017 (the “11¼% Notes”). The 11¼% Notes were issued at 94.973% of the face amount, resulting in gross proceeds of $237.4 million.

These notes are unsecured senior obligations that rank pari passu in right of payment with existing and future senior indebtedness, including indebtedness under our credit facility. They are senior in right of payment to any of our future subordinated indebtedness and are unconditionally guaranteed by us. These notes are effectively subordinated to all secured indebtedness under our credit agreement, which is secured by substantially all of our assets, to the extent of the value of the collateral securing that indebtedness.

Interest on the 8¼% Notes accrues at the rate of 8¼% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on January 1, 2009. Interest on the 11¼% Notes accrues at the rate of 11¼% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2010.

We may redeem up to 35% of the aggregate principal amount of the 8¼% Notes at any time prior to July 1, 2011 (July 15, 2013 for the 11¼% Notes), with the net cash proceeds of one or more equity offerings. We must pay a redemption price of 108.25% of the principal amount (111.25% for the 11¼% Notes), plus accrued and unpaid interest and liquidated damages, if any, to the redemption date provided that:

(1)	at least 65% of the aggregate principal amount of each of the notes (excluding notes held by us) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such equity offering.

We may also redeem all or a part of the 8¼% Notes at any time prior to July 1, 2012 (July 15, 2013 for the 11¼% Notes) at a redemption price equal to 100% of the principal amount of the notes redeemed plus the applicable premium as defined in the indenture agreement as of, and accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

We may also redeem all or a part of the 8¼% Notes on or after July 1, 2012 (July 15, 2013 for the 11¼% Notes) at the redemption prices set forth below (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, on the notes redeemed, if redeemed during the twelve-month period beginning on July 1 (July 15 for the 11¼% Notes) of each year indicated below:

8¼% Notes		11¼% Notes
Year	Redemption %	Year	Redemption %
2012	104.125%	2013	105.625%
2013	102.063%	2014	102.813%
2014 and thereafter	100.000%	2015 and thereafter	100.000%

During 2008, we repurchased $40.9 million face value of our outstanding 8¼% Notes in open market transactions at an aggregate purchase price of $28.3 million, including $1.5 million of accrued interest. We recognized a gain on the debt repurchases of $13.1 million associated with the purchased notes. The repurchased 8¼% Notes were retired and are not eligible for re-issue at a later date.

During 2009, we repurchased $18.7 million face value ($17.8 million carrying value) of our outstanding 11¼% Notes in open market transactions at an aggregated purchase price of $18.9 million plus accrued interest of $0.3 million. We recognized a loss on the debt repurchases of $1.5 million, including $0.4 million in debt issue costs associated with the repurchased notes. The repurchased 11¼% Notes were retired and are not eligible for re-issue at a later date.

The 11¼% Notes are subject to a registration rights agreement dated as of July 6, 2009. Under the registration rights agreement, we are required to file by July 7, 2010 a registration statement with respect to any 11¼% Notes that are not freely transferable without volume restrictions by holders of the 11¼% Notes that are not affiliates of ours. If we fail to do so, additional interest will accrue on the principal amount of the 11¼% Notes. We have determined that the payment of additional interest is not probable. As a result, we have not recorded a liability for any contingent obligation. Any subsequent accruals of a liability or payments made under this registration rights agreement will be charged to earnings as interest expense in the period they are recognized or paid.

Compliance with Debt Covenants

As of December 31, 2009, the Partnership was in compliance with the covenants contained in our various debt agreements.

Affiliated Indebtedness

The contribution of the Permian and Straddle Systems has been treated as a transfer between entities under common control and periods prior to the transfer have been adjusted to present comparative information. On January 1, 2007, Targa contributed to us affiliated indebtedness applicable each of these predecessor businesses. We include the financial effects of this affiliated indebtedness in our consolidated financial statements prepared on common control accounting basis. The following table summarizes the financial effects of this affiliated indebtedness:

			Permian and
	North Texas	Downstream	Straddle
	System	Business	Systems
Original principal December 1, 2005	$816.2	$568.7	$232.2
Interest accrued during 2005 and 2006	88.3	61.8	25.1
Borrowings during 2006	-	9.2	-
Parent debt contributed January 1, 2007	904.5	639.7	257.3
Additional borrowings:
For the year ended December 31, 2007	-	13.0	-
For the year ended December 31, 2008	-	3.4	-
Interest accrued prior to Targa conveyance:
For the year ended December 31, 2007 (2)	9.8	58.5	23.2
For the year ended December 31, 2008	-	59.3	23.2
For the year ended December 31, 2009	-	43.4	23.3
	9.8	161.2	69.7
Outstanding affiliate debt at conveyance date
or December 31, 2009 (1)	914.3	817.3	327.0

Payment (cash and units) (1)	665.7	530.0	-

Affiliate debt contributed at conveyance date	$248.6	$287.3	$-

__________
(1)
The Permian and Straddle Systems were not conveyed to the Partnership until April 2010, at which time the entire affiliate debt balance of $332.8 million was paid as part of the transaction. See Note 5.

(2)	In 2007 Targa also allocated $9.6 million of interest related to the conveyance of the SAOU and LOU Systems.

The stated 10% interest rate in the formal debt arrangement was not indicative of prevailing external rates of interest including that incurred under our credit facility which is secured by substantially all of our assets. Using the weighted average rates incurred under Targa’s outstanding borrowings, pro forma affiliated interest expense would have been reduced by $33.9 million, $22.2 million and $14.1 million for the years ended December 31, 2009, 2008 and 2007. The pro forma interest expense adjustment for the Downstream Business and Permian and Straddle Systems acquisitions has been calculated by applying the weighted average rates of 4.9%, 7.3% and 8.3% that Targa incurred under its outstanding borrowings for the periods indicated. The pro forma interest adjustment for the North Texas System acquisition has been calculated by applying the weighted average rate of 6.9% that we incurred under our credit facility for the period from January 1, 2007 to February 13, 2007.

Note 11—Partnership Equity and Distributions

General. In accordance with the Partnership Agreement, we must distribute all of our available cash, as determined by the general partner, to unitholders of record within 45 days after the end of each quarter.

Conversion of Subordinated Units. Under the terms of our amended and restated Partnership Agreement, all 11,528,231 subordinated units converted to common units on a one-for-one basis on May 19, 2009. The conversion had no impact upon our calculation of earnings per unit since the subordinated units were included in the basic and diluted earnings per unit calculation.

Public Offering of Common Units. On August 12, 2009, we completed a unit offering under our shelf registration statement of 6,900,000 common units representing limited partner interests in us at a price of $15.70 per common unit. Net proceeds of the offering were $105.3 million, after deducting underwriting discounts, commissions and offering expenses, and including the general partner’s proportionate capital contribution of $2.2 million. We used a portion of the proceeds to repay $103.5 million of outstanding borrowings under our senior secured revolving credit facility.

Distributions. Distributions will generally be made 98% to the common unitholders and 2% to the general partner, subject to the payment of incentive distributions to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient available cash, the holders of common units are entitled to receive the minimum quarterly distribution of $0.3375 per unit, plus arrearages.

Under the quarterly incentive distribution provisions, generally our general partner is entitled to 13% of amounts distributed in excess of $0.3881 per unit, 23% of the amounts distributed in excess of $0.4219 per unit and 48% of amounts distributed in excess of $0.50625 per unit. Our general partner interest received no incentive distributions prior to the fourth quarter of 2007.

The following table shows the amount of cash distributions we paid to date:

		Distributions Paid					Distributions
	For the Three	Limited Partners		General Partner			per limited
Date Paid	Months Ended	Common	Subordinated	Incentive	2%	Total	partner unit
		(In millions, except per unit amounts)
2009
November 14, 2009	September 30, 2009	$31.9	$-	$2.6	$0.7	$35.2	$0.5175
August 14, 2009	June 30, 2009	23.9	-	2.0	0.5	26.4	0.5175
May 15, 2009	March 31, 2009	18.0	5.9	1.9	0.5	26.3	0.5175
February 13, 2009	December 31, 2008	18.0	6.0	1.9	0.5	26.4	0.5175

2008
November 14, 2008	September 30, 2008	$17.9	$6.0	$1.9	$0.5	$26.3	$0.5175
August 14, 2008	June 30, 2008	17.8	5.9	1.7	0.5	25.9	0.5125
May 15, 2008	March 31, 2008	14.5	4.8	0.2	0.4	19.9	0.4175
February 14, 2008	December 31, 2007	13.8	4.6	0.1	0.4	18.9	0.3975

2007
November 14, 2007	September 30, 2007	$11.1	$3.9	$-	$0.3	$15.3	$0.3375
August 14, 2007	June 30, 2007	6.5	3.9	-	0.2	10.6	0.3375
May 15, 2007	March 31, 2007	3.3	1.9	-	0.1	5.3	0.1688

Subsequent Events. On January 19, 2010, we completed a public offering of 5,500,000 common units representing limited partner interests in the Partnership (“common units”) under our existing shelf registration statement on Form S-3 at a price of $23.14 per common unit ($22.17 per common unit, net of underwriting discounts), providing net proceeds of $121.9 million. Pursuant to the exercise of the underwriters’ overallotment option, we sold an additional 825,000 common units at $23.14 per common unit, providing net proceeds of $18.3 million. We used the net proceeds from the offering for general partnership purposes, which included reducing borrowings under our senior secured credit facility.

On February 12, 2010, we paid a cash distribution of $0.5175 per unit on our outstanding common units to unitholders of record on February 3, 2010, for the three months ended December 31, 2009. The total distribution paid was $38.8 million, with $24.8 million paid to our non-affiliated common unitholders and $10.4 million, $0.8 million and $2.8 million paid to Targa for its common unit ownership, general partner interest and incentive distribution rights.

Note 12—Insurance Claims

We recognize income from business interruption insurance in our consolidated statements of operations as a component of revenues from third parties in the period that a proof of loss is executed and submitted to the insurers for payment. For 2009, income from business interruption insurance resulting from the effects of Hurricane Ike was $11.7 million. For 2008 and 2007, income from business interruption insurance resulting from the effects of Hurricanes Katrina and Rita was $31.7 million and $7.3 million. In addition, we received $0.5 million and $0.6 million during 2009 and 2008 as a result of fire damage at a third-party plant related to our Marketing and Distribution segment.

Hurricanes Katrina and Rita

Hurricanes Katrina and Rita affected certain of our gulf coast facilities in 2005. Our final purchase allocation for these assets in October 2005 included a $52.2 million receivable for insurance claims related to property damage caused by Katrina and Rita. During 2008, our cumulative receipts exceeded such amount, and we recognized a gain of $11.5 million, which is shown in the Supplemental Consolidated Statement of Operations as other income. The insurance claim process is now complete with respect to Katrina and Rita for property damage and business interruption insurance.

Hurricanes Gustav and Ike

Certain of our Louisiana and Texas facilities sustained damage and had disruptions to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded an $11.3 million loss provision (net of estimated insurance reimbursements) related to the hurricanes. During 2009, we reduced the estimate by $0.7 million. During 2009, we incurred expenditures related to the hurricanes amounting to $30.4 million for previously accrued repair costs and $7.4 million capitalized for improvements to the facilities.

Under common control accounting, we must include the effects of insurance claims on predecessor operations in our retrospectively adjusted financial statements. However, as part of the Downstream and the Permian and Straddle acquisition agreements, Targa retained the right to receive any future insurance proceeds from claims associated with Gustav and Ike.

Note 13—Revenue Reclassification

During 2009, we reclassified NGL marketing fractionation and other service fees to revenues that were originally recorded in product purchase costs. The reclassification increased revenues and product purchases for 2008 and 2007 by $28.6 million and $27.6 million. This reclassification had no impact on our income from operations, net income, financial position or cash flows.

Note 14—Accounting for Unit-Based Compensation

In 2007, the parent of Targa, Targa Resources Investments Inc. (“Targa Investments”), adopted a Long-Term Incentive Plan (“LTIP”) for employees, consultants and directors of us and our affiliates who perform services for Targa Investments or its affiliates. The LTIP provides for the grant of cash-settled performance units, which are linked to the performance of our common units and may include distribution equivalent rights (“DERs”). The LTIP is administered by the compensation committee of the board of directors of Targa Investments. Subject to applicable vesting criteria, a DER entitles the grantee to a cash payment equal to cash distributions paid on an outstanding common unit.

Grants outstanding under Targa Investments’ LTIP were 275,400 under the 2007 program, 135,800 under the 2008 program, 534,900 units under the 2009 program and 90,403 units under the 2010 program. During 2009, there were forfeitures under the LTIP of 12,025 units. Grants under the 2007, 2008, 2009 and 2010 programs are payable in August 2010, July 2011, June 2012 and June 2013. Each vested performance unit will entitle the grantee to a cash payment equal to the then value of a Partnership common unit, including DERs. The amount of cash payments on awarded performance units is based on the total return per our common unit through the end of the performance period, relative to the total return of a defined peer group.

Because the performance units require cash settlement, they have been accounted for as liabilities by Targa. The fair value of a performance unit is the sum of: (i) the closing price of one of our common units on the reporting date; (ii) the fair value of an at-the-money call option on a performance unit with a grant date equal to the reporting date and an expiration date equal to the last day of the performance period; and (iii) estimated DERs. The fair value of the call options was estimated using a Black-Scholes option pricing model with a dividend yield of 8.5%, and with risk-free rates and volatilities of 0.3% and 42% under the 2007 program, 0.8% and 61% under the 2008 program, 1.4% and 61% under the 2009 program and 1.4% and 52% under the 2010 program.

At December 31, 2009, the aggregate fair value of performance units expected to vest was $23.5 million. The remaining recognition period for the unrecognized compensation cost is approximately three and a half years. During 2009, 2008 and 2007 Targa recognized compensation expense of $10.5 million, $0.1 million and $2.7 million related to the performance units. Based on Targa’s allocation methodology, we recognized allocated general and administrative expenses related to the performance units of $6.6 million, $0.1 million and $1.9 million for 2009, 2008 and 2007.

During 2009 and 2008, Targa Resources GP LLC, the general partner of the Partnership, also made equity-based awards of 32,000 and 16,000 restricted common units of the Partnership (4,000 and 2,000 restricted common units of the Partnership to each of the Partnership’s and Targa Investments’ non-management directors) under its (“Incentive Plan”). The awards will settle with the delivery of common units and are subject to three-year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date. During 2009 and 2008, we recognized compensation expense of $0.3 million related to these awards with an offset to common equity. We estimate that the remaining fair value of $0.2 million will be recognized in expense over approximately two years. As of December 31, 2009 there were 41,993 unvested restricted common units outstanding under this plan.

The following table summarizes our unit-based awards for each of the periods indicated (in units and dollars):

Year Ended
December 31, 2009
Outstanding at beginning of year	26,664
Granted	32,000
Vested	(16,671)
Outstanding at end of year	41,993
Weighted average grant date fair value per share	$12.88

Subsequent Event. On January 22, 2010, TRGP made equity-based awards of 2,250 restricted common units (15,750 total restricted common units) of the Partnership to each of ours and Targa Investments’ non-management directors under the Incentive Plan. The awards will settle with the delivery of common units and are subject to three year vesting, without a performance condition, and will vest ratably on each anniversary of the grant date.

Note 15—Derivative Instruments and Hedging Activities

Commodity Hedges

We have tailored our hedges to generally match the NGL product composition and the NGL and natural gas delivery points to those of our physical equity volumes. Our NGL hedges cover baskets of ethane, propane, normal butane, iso-butane and natural gasoline based upon our expected equity NGL composition, as well as specific NGL hedges of ethane and propane. We believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, our NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Columbia Gulf, Houston Ship Channel, Mid-Continent and Waha, which closely approximate our actual NGL and natural gas delivery points.

We hedge a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude. This necessarily exposes us to a market differential risk if the NYMEX futures do not move in exact parity with our underlying West Texas condensate equity volumes.

At December 31, 2009, the notional volumes of our commodity hedges were:

Commodity	Instrument	Unit	2010	2011	2012	2013
Natural Gas	Swaps	MMBtu/d	23,022	18,930	13,230	5,360
NGL	Swaps	Bbl/d	7,081	4,924	3,250	-
NGL	Floors	Bbl/d	-	223	259	-
Condensate	Swaps	Bbl/d	690	566	308	308

Interest Rate Swaps

As of December 31, 2009, we had $479.2 million outstanding under our credit facility, with interest accruing at a base rate plus an applicable margin. In order to mitigate the risk of changes in cash flows attributable to changes in market interest rates we have entered into interest rate swaps and interest rate basis swaps that effectively fix the base rate on $300 million in borrowings as shown below:

		Notional	Fair
Expiration Date	Fixed Rate	Amount	Value
2010	3.67%	$300 million	$(7.8)
2011	3.52%	300 million	(5.1)
2012	3.40%	300 million	(0.6)
2013	3.39%	300 million	1.6
01/01 - 04/24/2014	3.39%	300 million	1.3
			$(10.6)

All interest rate swaps and interest rate basis swaps have been designated as cash flow hedges of variable rate interest payments on borrowings under our credit facility.

The following schedules reflect the fair values of derivative instruments in our financial statements:

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	December 31,		Sheet	December 31,
	Location	2009	2008	Location	2009	2008
Derivatives designated as hedging instruments
Commodity contracts	Current assets	$24.5	$88.2	Current liabilities	$7.8	$-
	Long-term assets	7.0	68.3	Long-term liabilities	24.2	0.1

Interest rate contracts	Current assets	0.2	-	Current liabilities	8.0	8.0
	Long-term assets	1.9	-	Long-term liabilities	4.7	9.6
Total derivatives designated
as hedging instruments		33.6	156.5		44.7	17.7

Derivatives not designated as hedging instruments
Commodity contracts	Current assets	1.1	3.6	Current liabilities	0.6	3.7
	Long-term assets	0.3	-	Long-term liabilities	-	-

Allocated commodity contracts	Current assets	2.4	7.9	Current liabilities	5.7	-
	Long-term assets	1.7	8.8	Long-term liabilities	6.6	-
Total derivatives not designated
as hedging instruments		5.5	20.3		12.9	3.7

Total derivatives		$39.1	$176.8		$57.6	$21.4

The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.

Our earnings are also affected by the use of the mark-to-market method of accounting for derivative financial instruments that do not qualify for hedge accounting or that have not been designated as hedges. The changes in fair value of these instruments are recorded on the balance sheets and through earnings (i.e., using the “mark-to-market” method) rather than being deferred until the anticipated transaction affects earnings. The use of mark-to-market accounting for financial instruments can cause non-cash earnings volatility due to changes in the underlying commodity price indices. During 2009, 2008 and 2007, we recorded mark-to-market gains (losses) of ($15.2) million, $30.6 million and ($61.9) million.

The following tables reflect amounts reclassified from OCI to revenue and expense:

	Amount of Gain (Loss)
	Reclassified from OCI into
Location of Gain (Loss)	Income (Effective Portion)
Reclassified from	Year Ended December 31,
OCI into Income	2009	2008	2007
Interest expense, net	$(10.4)	$(2.7)	$0.2
Revenues	45.7	(33.7)	(1.0)
	$35.3	$(36.4)	$(0.8)

	Amount of Gain (Loss)
	Recognized in Income on
Location of Gain (Loss)	Derivatives (Ineffective Portion)
Reclassified from	Year Ended December 31,
OCI into Income	2009	2008	2007
Interest expense, net	$-	$-	$-
Revenues	(0.1)	-	-
	$(0.1)	$-	$-

	Gain (Loss)
	Recognized in OCI on
Derivatives in	Derivatives (Effective Portion)
Cash Flow Hedging	Year Ended December 31,
Relationships	2009	2008	2007
Interest rate contracts	$(2.1)	$(19.0)	$(1.7)
Commodity contracts	(72.6)	129.9	(105.6)
	$(74.7)	$110.9	$(107.3)

		Amount of Gain (Loss) Recognized
Derivatives Not	Location of Gain (Loss)	in Income on Derivatives
Designated as Hedging	Recognized in Income	Year Ended December 31,
Instruments	on Derivatives	2009	2008	2007
Realized gain (loss) on allocated commodity contracts	Other income (expense)	$(24.9)	$45.3	$(24.7)
Unrealized gain (loss) on allocated commodity contracts	Other income (expense)	9.7	(14.7)	(37.2)
		$(15.2)	$30.6	$(61.9)

The following table shows the unrealized gains (losses) included in OCI:

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Unrealized net gains (losses) on commodity hedges	$(28.7)	$89.6	$(74.0)
Unrealized net losses on interest rate hedges	$(9.2)	$(17.6)	$(1.2)

Hedge ineffectiveness of $0.1 million was recorded in 2009. There were no adjustments for hedge ineffectiveness related to commodity hedges for 2008 or 2007. There were no adjustments for hedge ineffectiveness related to interest rate hedges for 2009, 2008 or 2007.

As of December 31, 2009, deferred net losses of $10.1 million on commodity hedges and $7.8 million on interest rate hedges recorded in OCI are expected to be reclassified to expense during the next twelve months.

In July 2008, we paid $87.4 million to terminate certain out-of-the-money natural gas and NGL commodity swaps. Prior to the terminations, these swaps were designated as hedges. Deferred losses of $27.9 million will be reclassified from OCI as a non-cash reduction of revenue during 2010 when the hedged forecasted sales transactions occur. During 2009 and 2008, deferred losses of $38.8 million and $20.8 million related to the terminated swaps were reclassified from OCI as a non-cash reduction to revenue. We also entered into new natural gas and NGL commodity swaps at then current market prices that match the production volumes of the terminated swaps through 2010.

In May 2008 we entered into certain NGL derivative contracts with Lehman Brothers Commodity Services Inc., a subsidiary of Lehman Brothers Holdings Inc. (“Lehman”). Due to Lehman’s bankruptcy filing, it is unlikely that we will receive full or partial payment of any amounts that may become owed to us under these contracts. Accordingly, we discontinued hedge accounting treatment for these contracts in July 2008. Deferred losses of $0.1 million and $0.3 million will be reclassified from OCI to revenues during 2011 and 2012 when the forecasted transactions related to these contracts are expected to occur. During 2008, we recognized a non-cash mark-to-market loss on derivatives of $1.0 million to adjust the fair value of the Lehman derivative contracts to zero. In October 2008, we terminated the Lehman derivative contracts.

See Note 4, Note 16, Note 19 and Note 23 for additional disclosures related to derivative instruments and hedging activities.

Note 16—Related-Party Transactions

Targa Resources, Inc.

On February 14, 2007, as part of the North Texas conveyance, we entered into an Omnibus Agreement with Targa, our general partner and others that addressed the reimbursement of our general partner for costs incurred on our behalf and indemnification matters. In conjunction with subsequent Targa asset conveyances, the parties amended the Omnibus Agreement to run through April 2013 and to have Targa provide general and administrative and other services to us associated with (1) our existing assets and any future Targa conveyances and (2) subject to mutual agreement, our future acquisitions from third parties. Targa, at its option, may terminate any or all of the provisions of this agreement, other than the indemnification provisions described in Note 17, if our general partner is removed without cause and the units held by our general partner and its affiliates are not voted in favor of that removal. The Omnibus Agreement will terminate in the event of a change of control of us or our general partner.

Reimbursement of Operating and General and Administrative Expense

The employees supporting our operations are employees of Targa. We reimburse Targa for the payment of certain operating expenses, including compensation and benefits of operating personnel assigned to our assets, and for the provision of various general and administrative services for our benefit. Targa performs centralized corporate functions for us, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing.

Pursuant to the Omnibus Agreement with respect to the North Texas System, Targa capped the North Texas Systems’ general and administrative expenses at $5.0 million annually through February 14, 2010. There is not a cap of expenses related to any of the other Targa conveyances. However, Targa will provide distribution support to us in the form of a reduced general and administrative expense billings, up to $8.0 million per quarter, if necessary, for a 1.0 times distribution coverage ratio. The distribution support is in effect for the nine-quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011. No distribution support was required for the fourth quarter of 2009. We filed the Omnibus Agreement, as amended, with the SEC.

Centralized Cash Management

Prior to the Targa conveyances of assets, the excess cash from these subsidiaries was held in separate bank accounts and swept to a centralized account under Targa. Beginning with the contribution of these systems to us, our consolidated subsidiaries’ bank accounts have been maintained under our separate centralized cash management system.

Contracts with Affiliates

Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related-party transactions result primarily from purchases and sales of natural gas and purchases of NGL products. Prior to February 14, 2007, all of our expenditures were paid through Targa, resulting in intercompany transactions. Prior to February 14, 2007, settlement of these intercompany transactions was through adjustments to partners’ capital accounts. After each acquisition all intercompany transactions with the acquired assets were settled in cash.

Allocations of long-term debt, debt issue costs, interest rate swaps and interest expense. The allocated debt, debt issue costs and interest rate swaps for the North Texas System and the Downstream Business were settled through deemed partner contributions of $846.3 million and $478.7 million on January 1, 2007. On October 23, 2007, the allocated debt, debt issue costs and interest rate swaps related to the SAOU and LOU Systems were settled through a deemed partner contribution of $179.6 million.

The following table summarizes transactions with Targa and Targa affiliates. Management believes these transactions are executed on terms that are fair and reasonable.

	Year Ended December 31,
	2009	2008	2007
Cash
Sales to affiliates	$16.0	$50.7	$21.7
Purchases from affiliates	321.3	418.1	312.9
Parent allocation of payroll and related
costs included in operating expense	54.0	53.8	59.8
Parent allocation of general and administrative expense	84.1	76.3	86.2
Cash distributions to Targa based on unit ownership	32.9	27.0	10.4
Distributions to Targa, net	99.6	259.9	944.8
Noncash
Unit distributions to Targa	132.5	-	-
Settlement of affiliated indebtedness	287.3	-	248.6
Parent allocation of interest expense	-	-	19.4
Parent contribution of affiliate debt	-	-	257.3
Affiliate interest expense accrued	66.6	82.4	81.7
Parent allocation of debt	-	-	284.8
Parent allocation of debt issue costs	-	-	9.7

For the period from January 1, 2007 up to the date of conveyance, deemed net capital distributions from us were:

	Year Ended December 31,
	2009	2008	2007
North Texas System (through February 13, 2007)	$-	$-	$0.5
SAOU and LOU Systems (through October 23, 2007)	-	-	133.6
Downstream Business (through September 23, 2009)	71.2	166.1	(26.0)
Permian and Straddle Systems	28.3	93.8	97.3

Transactions with GCF

For the years 2009, 2008 and 2007, transactions with GCF which were included in revenues totaled $0.2 million, $0.5 million and $4.5 million. For the same periods, transactions included in costs and expenses were $1.4 million, $3.5 million and $3.3 million. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationships with Warburg Pincus LLC

Chansoo Joung and Peter Kagan, two of the directors of Targa, are Managing Directors of Warburg Pincus LLC and are also directors of Broad Oak Energy, Inc. (“Broad Oak”) from whom we buy natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Broad Oak. We purchased $9.7 million and $4.8 million of product from Broad Oak during 2009 and 2008. These transactions were at market prices consistent with similar transactions with nonaffiliated entities.

Relationships with Bank of America ("BofA")

Equity

An affiliate of BofA is an equity investor in Targa Investments, which indirectly owns our general partner.

Financial Services

BofA is a lender and an administrative agent under our senior secured credit facility.

Hedging Arrangements

We have entered into various commodity derivative transactions with BofA. The following table shows our open commodity derivatives with BofA as of December 31, 2009:

Period	Commodity	Daily Volumes		Average Price		Index
Jan 2010 - Dec 2010	Natural Gas	3,289	MMBtu	$7.39	per MMBtu	IF-WAHA
Jan 2010 - Jun 2010	Natural Gas	663	MMBtu	8.16	per MMBtu	NY-HH
Jan 2010 - Dec 2010	Condensate	181	BBl	69.28	per Bbl	NY-WTI

As of December 31, 2009, the fair value of these open positions was an asset of $0.9 million. During 2009, 2008 and 2007, we received from (paid to) BofA $33.5 million, ($22.0) million and $6.9 million in commodity derivative settlements.

Commercial Relationships

We have executed NGL sales and purchase transactions on the spot market with BofA. For the years 2009, 2008 and 2007, sales to BofA which were included in revenues totaled $0.5 million, $4.4 million and $18.1 million. For the same periods, purchases from BofA were $0.3 million, $0.8 million and $9.4 million.

Note 17—Commitments and Contingencies

Future non-cancelable commitments related to certain contractual obligations are presented below:

	Payments Due by Period
	Total	2010	2011	2012	2013	2014	Thereafter
Operating leases (1)	$38.0	$8.9	$6.5	$6.2	$3.3	$2.6	$10.5
Capacity payments (2)	2.7	2.0	0.7	-	-	-	-
Land site lease and right-of-way (3)	20.4	1.4	1.3	1.3	1.2	1.0	14.2
	$61.1	$12.3	$8.5	$7.5	$4.5	$3.6	$24.7

__________
(1)	Include minimum lease payment obligations associated with gas processing plant site leases and railcar leases.
(2)	Consist of capacity payments for firm transportation contracts.
(3)	Provide for surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us; agreements expire at various dates through 2099.

Total expenses related to operating leases, capacity payments and land site lease and right-of-way agreements were:

	Year Ended December 31,
	2009	2008	2007
Operating leases	$10.7	$11.3	$13.1
Capacity payments	3.4	3.1	2.9
Land site lease and right-of-way	3.5	4.6	4.0

Environmental

Under the Omnibus Agreement, as amended, Targa indemnified us for pre-closing environmental claims related to our acquisitions for a period of two years from the dates of the acquisitions, except for the North Texas System, which was for a period of three years.

Our environmental liabilities not covered by the Omnibus Agreement are for ground water assessment and remediation and such reserves were less than $0.1 million as of December 31, 2009.

Legal Proceedings

We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows, except for the items more fully described below.

On December 8, 2005, WTG Gas Processing (“WTG”) filed suit in the 333rd District Court of Harris County, Texas against several defendants, including Targa Resources, Inc. and three other Targa entities and private equity funds affiliated with Warburg Pincus LLC, seeking damages from the defendants. The suit alleges that Targa and private equity funds affiliated with Warburg Pincus, along with ConocoPhillips Company (“ConocoPhillips”) and Morgan Stanley, tortiously interfered with (i) a contract WTG claims to have had to purchase the SAOU System from ConocoPhillips and (ii) prospective business relations of WTG. WTG claims the alleged interference resulted from Targa’s competition to purchase the ConocoPhillips’ assets and its successful acquisition of those assets in 2004. On October 2, 2007, the District Court granted defendants’ motions for summary judgment on all of WTG’s claims. WTG’s motion to reconsider and for a new trial was overruled. On January 2, 2008, WTG filed a notice of appeal. On February 3, 2009, the parties presented oral arguments to the 14th Court of Appeals in Houston, Texas. Targa has agreed to indemnify us for any claim or liability arising out of the WTG suit.

Subsequent event. On February 23, 2010, the 14th Court of Appeals affirmed the District Court’s final judgment in favor of defendants in its entirety.

Note 18—Fair Value of Financial Instruments

We have determined the estimated fair values of our assets and liabilities classified as financial instruments using available market information and valuation methodologies described below. We apply considerable judgment when interpreting market data to develop the estimates of fair value. The use of different market assumptions or valuation methodologies may have a material effect on the estimated fair value amounts.

The carrying values of items comprising current assets and current liabilities approximate fair values due to the short term maturities of these instruments. Derivative financial instruments included in our financial statements are stated at fair value.

The carrying value of the senior secured revolving credit facility approximates its fair value, as its interest rate is based on prevailing market rates. The carrying value of the notes payable to Parent at December 31, 2009 and 2008 approximates their fair value as they were settled at their stated amount at the time of conveyance of the affected assets. The fair value of the senior unsecured notes is based on quoted market prices based on trades of such debt as of the dates indicated in the following table:

	As of December 31,
	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Senior unsecured notes, 8¼% fixed rate	$209.1	$206.5	$209.1	$128.3
Senior unsecured notes, 11¼% fixed rate	231.3	253.5	-	-

Note 19—Fair Value Measurements

We categorize the inputs to the fair value of our financial assets and liabilities using a three-tier fair value hierarchy that prioritizes the significant inputs used in measuring fair value:

•	Level 1 – observable inputs such as quoted prices in active markets;

•	Level 2 – inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3 – unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Our derivative instruments consist of financially settled commodity and interest rate swap and option contracts and fixed price commodity contracts with certain customers. We determine the value of our derivative contracts utilizing a discounted cash flow model for swaps and a standard option pricing model for options, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold.

The following tables present the fair value of our financial assets and liabilities according to the fair value hierarchy. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2009	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$37.0	$-	$37.0	$-
Assets from interest rate derivatives	2.1	-	2.1	-
Total assets	$39.1	$-	$39.1	$-
Liabilities from commodity derivative contracts	$44.9	$-	$33.2	$11.7
Liabilities from interest rate derivatives	12.7	-	12.7	-
Total liabilities	$57.6	$-	$45.9	$11.7

As of December 31, 2008	Total	Level 1	Level 2	Level 3
Assets from commodity derivative contracts	$176.8	$-	$42.5	$134.3
Assets from interest rate derivatives	-	-	-	-
Total assets	$176.8	$-	$42.5	$134.3
Liabilities from commodity derivative contracts	$3.9	$-	$3.9	$-
Liabilities from interest rate derivatives	17.5	-	17.5	-
Total liabilities	$21.4	$-	$21.4	$-

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity Derivative Contracts
Balance, December 31, 2007	$(94.7)
Unrealized gains (losses) included in OCI	99.1
Included in earnings	46.1
Purchases	2.9
Terminations	77.8
Settlements	3.1
Balance, December 31, 2008	134.3
Unrealized gains (losses) included in OCI	(37.7)
Included in earnings	(19.4)
Settlements	(31.0)
Transfers out of Level 3 (1)	(57.9)
Balance, December 31, 2009	$(11.7)

________
(1)	During 2009, we reclassified certain of our NGL derivative contracts from Level 3 (unobservable inputs in which little or no market data exist) to Level 2.

Note 20—Segment Information

In connection with the April 2010 acquisition of Targa’s interest in the Permian and Straddle Systems and its impact on our structure used for internal management purposes, an updated evaluation of our reportable segments was performed during the second quarter of 2010. As a result, our operations are now presented under four reportable segments: (1) Field Gathering and Processing, (2) Coastal Gathering and Processing, (3) Logistics Assets and

(4) Marketing and Distribution. Prior period information in this report has been revised to conform to the 2010 reported segment presentation.

Prior to the second quarter of 2010, we reported our results under four segments: (1) Natural Gas Gathering and Processing, (2) Logistics Assets, (3) NGL Distribution and Marketing and (4) Wholesale Marketing. The increase in our Coastal Gathering and Processing businesses as a result of our acquisition of the Permian and Straddle Systems, and consideration of underlying operational and economic differences between Field and Coastal gathering and processing systems led to more granular analysis of the Natural Gas Gathering and Processing results. Also, we have aggregated the previously separately reported NGL Distribution and Marketing segment and Wholesale Marketing segment into one reportable segment, Marketing and Distribution. This combined marketing segment reflects significant operational interrelationships among the Marketing and Distribution activities apparent in our current business model.

The Natural Gas Gathering and Processing division includes assets used in the gathering of natural gas produced from oil and gas wells and processing this raw natural gas into merchantable natural gas by extracting natural gas liquids and removing impurities. The Field Gathering and Processing segment assets are located in North Texas and the Permian Basin and the Coastal Gathering and Processing segment assets are located in the onshore region of the Louisiana Gulf Coast and the Gulf of Mexico.

The NGL Logistics and Marketing division is also referred to as our Downstream Business. It includes all the activities necessary to convert raw natural gas liquids into NGL products, market the finished products and provide certain value added services.

The Logistics Assets segment is involved in transporting and storing mixed NGLs and fractionating, storing, and transporting finished NGLs. These assets are generally connected to and supplied, in part, by our gathering and processing segments and are predominantly located in Mont Belvieu, Texas and Western Louisiana.

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes (1) marketing our own natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to us from our Gathering and Processing segments and the purchase and resale of natural gas in selected United States markets.

Our reportable segment information is shown in the following tables:

	Year Ended December 31, 2009
	Field Gathering and Processing	Coastal Gathering and Processing	Logistics Assets	Marketing and Distribution	Other	Eliminations	Total
Revenues from third parties	$72.3	$387.8	$76.7	$3,797.1	$41.3	$-	$4,375.2
Revenues from affiliates	-	-	-	16.0	-	-	16.0
Intersegment revenues	621.1	366.4	79.5	321.4	-	(1,388.4)	-
Revenues	$693.4	$754.2	$156.2	$4,134.5	$41.3	$(1,388.4)	$4,391.2
Operating margin	$129.4	$62.5	$74.3	$83.0	$41.3	$-	$390.5
Other financial information:
Total assets	$1,290.9	$272.1	$395.9	$442.4	$39.1	$110.3	$2,550.7
Capital expenditures	$42.0	$12.6	$15.8	$16.0	$-	$-	$86.4

	Year Ended December 31, 2008
	Field Gathering and Processing	Coastal Gathering and Processing	Logistics Assets	Marketing and Distribution	Other	Eliminations	Total
Revenues from third parties	$176.7	$776.3	$69.1	$6,797.5	$(32.4)	$-	$7,787.2
Revenues from affiliates	-	-	-	50.7	-	-	50.7
Intersegment revenues	1,204.6	691.2	103.4	568.8	-	(2,568.0)	-
Revenues	$1,381.3	$1,467.5	$172.5	$7,417.0	$(32.4)	$(2,568.0)	$7,837.9
Operating margin	$267.6	$96.6	$40.1	$41.3	$(32.4)	$-	$413.2
Other financial information:
Total assets	$1,334.2	$278.6	$402.9	$356.9	$176.8	$138.6	$2,688.0
Capital expenditures	$62.1	$9.3	$37.2	$4.2	$-	$-	$112.8

	Year Ended December 31, 2007
	Field Gathering and Processing	Coastal Gathering and Processing	Logistics Assets	Marketing and Distribution	Other	Eliminations	Total
Revenues from third parties	$127.7	$578.2	$53.5	$6,330.0	$(7.5)	$-	$7,081.9
Revenues from affiliates	-	-	-	21.7	-	-	21.7
Intersegment revenues	1,008.4	691.7	81.0	370.2	-	(2,151.3)	-
Revenues	$1,136.1	$1,269.9	$134.5	$6,721.9	$(7.5)	$(2,151.3)	$7,103.6
Operating margin	$222.0	$90.4	$32.8	$85.4	$(7.5)	$-	$423.1
Other financial information:
Total assets	$1,363.2	$339.7	$384.1	$931.3	$12.2	$91.8	$3,122.3
Capital expenditures	$46.6	$17.6	$34.2	$0.8	$-	$-	$99.2

The following table shows our revenues by product and services for each period presented:

	Year Ended December 31,
	2009	2008	2007
Natural gas sales	$789.0	$1,549.1	$1,169.4
NGL sales	3,299.8	6,028.9	5,715.2
Condensate sales	76.5	106.1	81.8
Fractionation & Treating fees	58.5	66.8	52.6
Storage & Terminalling fees	40.9	33.0	30.2
Transportation fees	43.4	39.6	34.1
Gas processing fees	18.2	18.1	18.8
Hedge Settlements	45.7	(33.7)	(1.0)
Business interruption insurance	12.2	32.3	7.3
Other	7.0	(2.3)	(4.8)
	$4,391.2	$7,837.9	$7,103.6

The following table is a reconciliation of operating margin to net income for each period presented:

	Year Ended December 31,
	2009	2008	2007
Reconciliation of operating margin to net income (loss):
Operating margin	$390.5	$413.2	$423.1
Depreciation and amortization expense	(125.1)	(119.5)	(114.3)
General and administrative expense	(100.6)	(85.4)	(89.8)
Interest expense, net	(118.6)	(120.3)	(122.6)
Income tax expense	(1.2)	(2.9)	(2.9)
Other, net	(10.3)	55.1	(59.1)
Net income (loss)	$34.7	$140.2	$34.4

Note 21—Other Operating Income

Our other operating (income) expense consists of the following items for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
Casualty loss	$(0.7)	$11.3	$-
Gain on sale of assets	-	(5.9)	(0.1)
	$(0.7)	$5.4	$(0.1)

Note 22—Supplemental Cash Flow Information

The following table provides supplemental cash flow information for each period presented:

	Year Ended December 31,
	2009	2008	2007
Cash:
Interest paid	$27.0	$29.3	$15.5
Non-cash:
Net settlement of allocated indebtedness and debt issue costs	287.3	-	941.5
Net contribution of affiliated receivables	-	-	184.5
Non-cash long-term debt allocation of payments from Parent	-	-	(419.3)
Debt issue costs allocated from Parent	-	-	(9.7)
Like-kind exchange of property, plant and equipment	-	5.8	-
Inventory line-fill transferred to property, plant and equipment	9.8	-	(0.2)
Issuance of Common Units in Downstream Acquisition	129.8	-	-
Issuance of General Partner Units in Downstream Acquisition	2.7	-	-

Note 23—Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate in the midstream energy industry. Our business activities include gathering, transporting, processing, fractionating and storage of natural gas, NGLs and crude oil. Our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, condensate and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of natural gas, NGLs and condensate transported, gathered or processed at our facilities. A material decrease in natural gas or condensate production or condensate refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and condensate handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of natural gas and NGLs, as well as changes in interest rates. The fair value of our commodity and interest rate derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets. These contracts may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if prices decline below the prices at which these hedges are set. If prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Commodity Price Risk. A majority of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs or equity volumes, as payment for services. The prices of natural gas and NGLs are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. Cash flows from a derivative instrument designated as a hedge are classified in the same category as the cash flows from the item being hedged.

In an effort to reduce the variability of our cash flows we have hedged the commodity price associated with a significant portion of our expected natural gas, NGL and condensate equity volumes for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). The percentages of our expected equity volumes that are hedged decrease over time. With swaps, we typically receive an agreed upon fixed price for a specified notional quantity of natural gas or NGL and we pay the hedge counterparty a floating price for that same quantity based upon published index prices. Since we receive from our customers substantially the same floating index price from the sale of the underlying physical commodity, these transactions are designed to effectively lock-in the agreed fixed price in advance for the volumes hedged. In order to avoid having a greater volume hedged than our actual equity volumes, we typically limit our use of swaps to hedge the prices of less than our expected natural gas and NGL equity volumes. We utilize purchased puts (or floors) to hedge additional expected equity commodity volumes without creating volumetric risk. Our commodity hedges may expose us to the risk of financial loss in certain circumstances. Our hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which we have hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

Interest Rate Risk. We are exposed to changes in interest rates, primarily as a result of our variable rate borrowings under our credit facility. In an effort to reduce the variability of our cash flows, we have entered into several interest rate swap and interest rate basis swap agreements. Under these agreements, which are accounted for as cash flow hedges, the base interest rate on the specified notional amount of our variable rate debt is effectively fixed for the term of each agreement.

Counterparty Risk – Credit and Concentration

Derivative Counterparty Risk

Where we are exposed to credit risk in our financial instrument transactions, management analyzes the counterparty’s financial condition prior to entering into an agreement, establishes credit and/or margin limits and monitors the appropriateness of these limits on an ongoing basis. Generally, management does not require collateral and does not anticipate nonperformance by our counterparties.

We have master netting agreements with most of our hedge counterparties. These netting agreements allow us to net settle asset and liability positions with the same counterparties. As of December 31, 2009, we had $7.4 million in liabilities to offset the default risk of counterparties with which we also had asset positions of $25.9 million as of that date.

Our credit exposure related to commodity derivative instruments is represented by the fair value of contracts with a net positive fair value to us at the reporting date. At such times, these outstanding instruments expose us to credit loss in the event of nonperformance by the counterparties to the agreements. Should the creditworthiness of one or more of our counterparties decline, our ability to mitigate nonperformance risk is limited to a counterparty agreeing to either a voluntary termination and subsequent cash settlement or a novation of the derivative contract to a third party. In the event of a counterparty default, we may sustain a loss and our cash receipts could be negatively impacted.

As of December 31, 2009, affiliates of Goldman Sachs and Bank of America (“BofA”) accounted for 93% and 5% of our counterparty credit exposure related to commodity derivative instruments. Goldman Sachs and BofA are major financial institutions, each possessing investment grade credit ratings based upon minimum credit ratings assigned by Standard & Poor’s Ratings Services.

Customer Credit Risk

We extend credit to customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use prepayments and guarantees to limit credit risk to ensure that our established credit criteria are met. The following table summarizes the activity affecting our allowance for bad debts:

	Year Ended December 31,
	2009	2008	2007
Balance at beginning of year	$9.2	$0.9	$0.8
Additions	-	8.3	0.2
Deductions	(1.3)	-	(0.1)
Balance at end of year	$7.9	$9.2	$0.9

Significant Commercial Relationships

We are exposed to concentration risk when a significant customer or supplier accounts for a significant portion of our business activity. The following table lists the percentage of our consolidated sales or purchases with customers and suppliers which accounted for more than 10% of our consolidated revenues and consolidated product purchases for the periods indicated:

	Year Ended December 31,
	2009	2008	2007
% of consolidated revenues
Chevron Phillips Chemical Company LLC	16%	20%	21%
% of product purchases
Louis Dreyfus Energy Services L.P.	11%	9%	7%

Casualty or Other Risks

Targa maintains coverage in various insurance programs on our behalf, which provides us with property damage, business interruption and other coverages which are customary for the nature and scope of our operations. A portion of the insurance costs described above is allocated to us by Targa through the allocation methodology as prescribed in the Omnibus Agreement described in Note 16.

Management believes that Targa has adequate insurance coverage, although insurance may not cover every type of interruption that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially, and in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, Targa may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our consolidated financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by us, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to meet our financial obligations.

Under the Omnibus agreement described in Note 16, Targa has also indemnified us for pre-closing claims attributable to rights-of-way, certain consents or governmental permits, for a period of one to two years from our acquisitions (the North Texas System was three years). Targa has also indemnified us for certain pre-closing legal proceedings. Targa’s indemnification of any potential income tax issues attributable to pre-closing operations for each of our acquisitions terminate upon the expiration of the applicable statutes of limitations under the Omnibus Agreement, as amended.

Note 24—Selected Quarterly Financial Data (Unaudited)

Our results of operations by quarter for the years ended December 31, 2009 and 2008, as adjusted to reflect the consideration of common control accounting as discussed in Note 2, were as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(In millions, except per unit amounts)
Year Ended December 31, 2009:
Revenues	$985.5	$979.1	$1,083.9	$1,342.7	$4,391.2
Operating income	17.2	34.4	45.1	68.8	165.5
Net income (loss)	(7.3)	(4.1)	7.8	38.3	34.7
Net income (loss) per limited partner unit--basic and diluted	$(0.09)	$0.10	$0.17	$0.56	$0.86

Year Ended December 31, 2008:
Revenues	$2,162.3	$2,235.4	$2,309.3	$1,130.9	$7,837.9
Operating income	63.4	95.4	16.5	27.6	202.9
Net income	19.4	26.9	23.0	70.9	140.2
Net income per limited partner unit--basic and diluted	$0.50	$0.54	$0.31	$0.48	$1.83

As discussed in Note 3, we recorded an adjustment in the third quarter of 2009 related to prior period natural gas transactions which increased revenues, operating income, and net income by $1.8 million.

The following table reconciles the previously reported amounts to those shown above:

	As Reported		Permian
	Targa		and		Targa
	Resources	Downstream	Straddle		Resources
	Partners LP	Business	Systems	Eliminations	Partners LP
	(In millions, except per unit amounts)
	First Quarter 2009
Revenues	$239.0	$764.4	$214.7	$(232.6)	$985.5
Operating income	7.4	11.3	(1.5)	-	17.2
Net loss	(2.1)	(3.3)	(1.9)	-	(7.3)
Net loss per limited partner unit - basic and diluted	$(0.09)	$-	$-	$-	$(0.09)

	Second Quarter 2009
Revenues	$240.7	$779.5	$216.5	$(257.6)	$979.1
Operating income	16.7	16.0	1.7	-	34.4
Net income (loss)	6.5	2.8	(13.4)	-	(4.1)
Net income per limited partner unit - basic and diluted	$0.10	$-	$-	$-	$0.10

	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
	(In millions, except per unit amounts)
	Third Quarter 2009
Revenues	$1,008.5	$263.1	$(187.7)	$1,083.9
Operating income	39.4	5.7	-	45.1
Net income (loss)	10.9	(3.1)	-	7.8
Net income per limited partner unit--basic and diluted	$0.17	$-	-	$0.17

	Fourth Quarter 2009
Revenues	$1,254.8	$341.6	$(253.7)	$1,342.7
Operating income	54.8	14.0	-	68.8
Net income (loss)	39.4	(1.1)	-	38.3
Net income per limited partner unit--basic and diluted	$0.56	$-	-	$0.56

	Historical	Permian
	Targa	and		Targa
	Resources	Straddle		Resources
	Partners LP	Systems	Eliminations	Partners LP
	(In millions, except per unit amounts)
	First Quarter 2008
Revenues	$2,085.3	$460.8	$(383.8)	$2,162.3
Operating income	45.2	18.2	-	63.4
Net income (loss)	22.8	(3.4)	-	19.4
Net income per limited partner unit--basic and diluted	$0.50	$-	-	$0.50

	Second Quarter 2008
Revenues	$2,128.3	$574.6	$(467.5)	$2,235.4
Operating income	67.9	27.5	-	95.4
Net income (loss)	45.0	(18.1)	-	26.9
Net income per limited partner unit--basic and diluted	$0.54	$-	-	$0.54

	Third Quarter 2008
Revenues	$2,222.5	$492.7	$(405.9)	$2,309.3
Operating income	(7.4)	23.9	-	16.5
Net income (loss)	(38.1)	61.1	-	23.0
Net income per limited partner unit--basic and diluted	$0.31	$-	-	$0.31

	Fourth Quarter 2008
Revenues	$1,066.0	$265.8	$(200.9)	$1,130.9
Operating income	26.1	1.5	-	27.6
Net income	20.0	50.9	-	70.9
Net income per limited partner unit--basic and diluted	$0.48	$-	-	$0.48

During 2009, we reclassified NGL marketing fractionation and other service fees to revenues that were originally recorded in product purchase costs. This reclassification had no impact on our income from operations, net income, financial position or cash flows. The following table reflects the adjustments made:

Adjustments
First Quarter 2008	$5.8
Second Quarter 2008	8.1
Third Quarter 2008	7.6
Fourth Quarter 2008	7.1
First Quarter 2009	3.7
Second Quarter 2009	10.2
Third Quarter 2009	4.7